Exhibit 99.2

Sino Green Land Corporation Engages Marcum Bernstein & Pinchuk LLP as Independent Registered Public Accounting Firm

Guangzhou, China, July 15, 2011.  Sino Green Land Corporation (OTCBB: SGLA) announced that the Company has engaged Marcum Bernstein & Pinchuk LLP as the Company's independent registered accounting firm.

Marcum will audit the Company’s consolidated financial statements for the current year and review the Company's quarterly financial statements beginning with the second quarter of the 2011, which ended on June 30, 2011.

Mr. Xiong Luo, CEO and President of Sino Green Land Corporation, stated, "The Company is pleased to announce the appointment of Marcum as the Company's new accounting firm.  We are committed to provide the highest level of financial integrity and strong corporate governance for our shareholders."

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People's Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou. Our website is http://www.sinogreenland.com. Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This press release may contain forward-looking statements. Such statements include, among others, those concerning the company's expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company's ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company's products could have on its business and profitability; the company's ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company's senior management; any of the factors and risks mentioned in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Form 10-K annual report for the year ended December 31, 2010 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Form 10-Q for the quarter ended March 31, 2011, as well as information contained in the Company’s other filings with the SEC. The Company assumes no obligation to update any forward-looking statements, except as required by law.